Exhibit 99.1

Harbor Custom Development, Inc. Secures $11 Million in Construction Funding from Sound Capital

Gig Harbor, Washington, Oct. 06, 2020 (GLOBE NEWSWIRE) – Harbor Custom Development, Inc. (“Harbor” or the “Company”), (NASDAQ: HCDI), an innovative and market leading real estate company involved in all aspects of the land development cycle, today announced that it has secured $11 million in construction financing from Sound Capital to commence single family home construction on 25 lots at Soundview Estates, a 240 lot subdivision located in Bremerton, Washington.

Harbor had completed the infrastructure improvements for phases 1 and 2 totaling 61 lots at Soundview Estates in December 2019 and subsequently sold those developed lots to the Lennar Corporation which is currently building homes on the acquired property. Harbor has developed an additional 104 lots in Phases 3 and 5 that are under contract with a national public builder with scheduled closings in the fourth quarter of 2020. Harbor anticipates commencing construction on the 25 phase 4 lots in November.

Soundview Estates is a ten-minute drive to the Kitsap Naval Shipyard and the Seattle Ferry and offers spectacular views of Puget Sound, the Seattle Skyline, Mt. Rainier, Mt. Baker, and the Olympic Mountains.

Soundview Estates can be seen at: https://vimeo.com/453127877

Sterling Griffin, President and CEO of Harbor stated, “We are excited to have secured this financing to build upscale single-family homes in the Soundview Estates Community. Harbor’s relationship with Sound Capital has proven to be mutually beneficial in the past, financing other area developments such as Valley View Estates, Settler’s Field, and Lakeland Village. Sound Capital has shown they understand Harbor’s vision and logic in addressing the current market opportunities and conditions that exist in and around Bremerton, and Kitsap County in general. We thank David Huey and his team for demonstrating their confidence in our Company.”

David Huey, CEO of Sound Capital Loans stated, “We are pleased to enter into this agreement with Harbor Custom Development to finance the construction of 25 lots at Soundview Estates. We welcome the opportunity to be a part of Harbor’s growth and believe that Soundview Estates represents a great investment for Sound Capital and wonderful addition to Harbor’s growing portfolio. Sterling Griffin and all of Harbor’s team have a deep understanding of developing value throughout the entire purchase and building process as evidenced by the numerous communities they have constructed throughout the Puget Sound area and we are excited to be an integral part of their success”

About Harbor Custom Development, Inc.

Harbor Custom Development, Inc. is a real estate development company involved in all aspects of the land development cycle including land acquisition, entitlements, construction of project infrastructure, home building, marketing, sales, and management of various residential projects in Western Washington’s Puget Sound region. Harbor has active or recently sold out residential communities in Gig Harbor, Bremerton, Silverdale, Bainbridge Island, and Allyn in the state of Washington. Harbor Custom Development’s business strategy is to acquire and develop land strategically, based on an understanding of population growth patterns, entitlement restrictions, infrastructure development, and geo-economic forces. Harbor focuses on real estate within target markets with convenient access to metropolitan areas that are generally characterized by diverse economic and employment bases and increasing populations. For more information on Harbor Custom Development, Inc., please visit www.harborcustomdev.com.

About Sound Capital

Founded in 2007, Sound Capital (formerly Sound Equity) has raised hundreds of millions in investment capital to fund loans throughout various West Coast and Southern U.S. markets. Today, they lend tens of millions per month, financing all types of new construction projects, including ground-up and construction-completion loans. Sound Capital’s vast knowledge of new construction lending provides for the flexibility of a customized loan structure based on a specific project’s characteristics. With lending standards that prioritize experience and track record, high volume borrowers have access to rates and terms that are among the industry’s best. For more information, visit www.soundcapital.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the Securities and Exchange Commission. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations

Hanover International

IR@harborcustomdev.com

866-744-0974